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Exhibit 47

NEWS RELEASE

XSTRATA COMPLETES ACQUISITION OF FALCONBRIDGE;
FALCONBRIDGE COMPLETES REDEMPTION OF
PREFERRED SHARES

Zug and Toronto, 2 November 2006

Xstrata is pleased to announce that at midnight (Toronto time) on 1 November 2006 Xstrata acquired all of the remaining outstanding common shares (the "Common Shares") of Falconbridge Limited ("Falconbridge"), pursuant to the statutory compulsory acquisition procedures (the "Compulsory Acquisition"). Xstrata now beneficially owns 100% of the Common Shares.

Each shareholder of Falconbridge whose Common Shares were deemed to have been acquired under the Compulsory Acquisition will receive the equivalent of Xstrata's offer price of C$62.50 in cash for each Common Share once the shareholder delivers the certificate(s) representing those Common Shares, together with a transmittal and election form, to CIBC Mellon Trust Company in accordance with the instructions on the transmittal and election form. The aggregate cash consideration for the Common Shares acquired under this step of the Compulsory Acquisition is approximately C$19.6 million (approximately US$17.3 million).

Furthermore, on 1 November 2006, Xstrata's subsidiary, Falconbridge, completed the redemption (the "Preferred Share Redemption") of all of the outstanding Cumulative Redeemable Preferred Shares, Series F (TSX: FAL.PR.F) and Series G (TSX: FAL.PR.G), and Cumulative Preferred Shares, Series 1 for an aggregate cash consideration of approximately C$306 million (approximately US$270.4 million).

Following the completion of the Compulsory Acquisition and Preferred Share Redemption, the Toronto Stock Exchange (the "TSX") halted trading in and delisted the Common Shares, the Series F shares and the Series G shares from the TSX as of the close of the market on 1 November 2006.

Falconbridge shareholders with questions or requests for copies of the documents, please call CIBC Mellon Trust Company at +1-416-643-5500 or 1-800-387-0825. Further information is available from www.xstrata.com/falconbridge.

ends

Xstrata contacts

Claire Divver		Brigitte Mattenberger
Telephone	+44 20 7968 2871	Telephone	+41 41 726 6071
Mobile	+44 7785 964 340	Mobile	+41 79 381 1823
Email	cdivver@xstrata.com	Email	bmattenberger@xstrata.com

The offer for Falconbridge referred to herein (the "Offer") was made by Xstrata Canada Inc. (the "Offeror"), a wholly-owned indirect subsidiary of Xstrata plc ("Xstrata" or the "Company").

This announcement does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security. The Offer was made exclusively by means of, and subject to the terms and conditions set out in, the offer and offering circular filed on 18 May 2006, as amended, varied and supplemented by the notice of extension dated 7 July 2006, the notice of variation dated 11 July 2006, the notice of variation dated 21 July 2006 and the notice of extension dated 15 August 2006, all filed with Canadian provincial and United States federal securities regulators. The Offer expired on 25 August 2006.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

Unless the context otherwise requires, references in this announcement to the Falconbridge Acquisition mean the acquisition under the Offer of all outstanding Common Shares not previously owned by the Xstrata group.

Nothing in this announcement is an offer of securities for sale or a solicitation of an offer to purchase securities in the United States or in any other jurisdiction. The securities of Xstrata referred to herein have not been and will not be registered under the US Securities Act of 1933, as amended (the "Securities Act"), and such securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This announcement includes statements that are, or may be deemed to be, "forward-looking statements". By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future and may be beyond Xstrata's ability to control or predict. Forward-looking statements are not guarantees of future performance. The Xstrata group's actual results of operations, financial condition, liquidity, dividend policy and the development of the industries in which it operates may differ materially from the impression created by the forward-looking statements contained in this announcement. Further, actual developments in relation to the Falconbridge Acquisition may differ materially from those contemplated by forward-looking statements depending on certain factors which include, but are not limited to, the risks that the Xstrata group may not realise the anticipated benefits, operational and other synergies and/or cost savings from the Falconbridge Acquisition and/or the acquisition by the Xstrata group of a one third interest in Cerrejón which completed on 12 May 2006, and/or the acquisition by the Xstrata group of Xstrata Tintaya S.A. ("Tintaya") which completed on 21 June 2006 and the Xstrata group may incur and/or experience unanticipated costs and/or delays or difficulties relating to integration of the enlarged Xstrata group. In addition, even if the results of operations, financial condition, liquidity and dividend policy of the Xstrata group, and the development of the industries in which it operates, are consistent with the forward-looking statements contained in this announcement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to, general economic and business conditions, commodity price volatility, industry trends, competition, changes in government and other regulation, including in relation to the environment, health and safety and taxation, labour relations and work stoppages, changes in political and economic stability, currency fluctuations (including the €/US$, £/US$, A$/US$, C$/US$, ZAR/US$, ARS/US$, CHF/US$, the Chilean peso/US$, the Colombian peso/US$, the Peruvian Sol/US$ and the Norwegian Kroner/US$ exchange rates), the Xstrata group's ability to integrate new businesses (including the Falconbridge group, the Xstrata group's interest in Cerrejón and Tintaya) and recover its reserves or develop new reserves and changes in business strategy or development plans and other risks.

Other than in accordance with its legal or regulatory obligations (including under the Listing Rules, the Disclosure Rules and the Prospectus Rules of the UK Financial Services Authority), Xstrata does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

No statement in this announcement is intended as a profit forecast and no statement in this announcement should be interpreted to mean that earnings per Xstrata ordinary share for the current or future financial years would necessarily match or exceed the historical published earnings per Xstrata ordinary share.

Neither the content of the Company's website (or any other website) nor the content of any website accessible from hyperlinks on the Company's website (or any other website) is incorporated into, or forms part of, this announcement.

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XSTRATA COMPLETES ACQUISITION OF FALCONBRIDGE; FALCONBRIDGE COMPLETES REDEMPTION OF PREFERRED SHARES